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EXHIBIT 21

SUBSIDIARIES OF PERCEPTRON, INC.

The following three corporations are subsidiaries of Perceptron, Inc.

        1. Perceptron Europe B.V., a corporation organized under the laws of the Netherlands.

        2. Perceptron (Europe) GmbH, a corporation organized under the laws of Germany, is a wholly owned subsidiary of Perceptron Europe B.V.

        3. Trident Systems, Inc., a corporation organized under the laws of Georgia.







































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